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                                                                   EXHIBIT 12.1


                        COMPUTER SCIENCES CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES
                        FIVE YEARS ENDED MARCH 31, 2000
                        (IN THOUSANDS, EXCEPT RATIOS)

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
                                                                                Fiscal Years Ended
                                                --------------------------------------------------------------------------------
                                                  March 31,         April 2,          April 3,        March 28,      March 29,
                                                   2000              1999              1998             1997           1996
                                                   ----              ----              ----             ----           ----
Earnings
  Income before income taxes................... $  611,472         $  534,873        $  214,368      $  315,658     $  212,785
Plus
  Interest expense.............................     58,135             49,358            51,418          40,780         38,554
  Imputed interest on operating leases.........     63,837             64,031            57,105          56,877         51,045
                                                --------------------------------------------------------------------------------
    Total earnings............................. $  733,444         $  648,262        $  322,891      $  413,315     $  302,384
                                                ================================================================================

Fixed charges
  Interest expense............................. $   58,135         $   49,358        $   51,418      $   40,780     $   38,554
  Imputed interest on operating leases.........     63,837             64,031            57,105          56,877         51,045
                                                -------------------------------------------------------------------------------
    Total fixed charges........................ $  121,972         $  113,389        $  108,523      $   97,657     $   89,599
                                                ===============================================================================

Ratio of Earnings to fixed charges.............       6.01               5.72              2.98            4.23           3.37
                                                ===============================================================================
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